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                                                                Exhibit 99.1


(SHOLODGE, INC. LOGO)


Contact: Bob Marlowe
         Chief Financial Officer
         (615) 264-8000


                  SHOLODGE ANNOUNCES FIRST QUARTER 2004 RESULTS

HENDERSONVILLE, Tenn. (June 2, 2004) - ShoLodge, Inc. (Nasdaq:LODG) today announced results for its first quarter ended April 18, 2004. The Company reported a loss from continuing operations of $1.3 million, or $0.26 per share, compared with earnings of $2.0 million, or $0.39 per share, in the first quarter of 2003. The net loss after discontinued operations was $1.1 million, or $0.22 per share, in the first quarter of this year, compared with net earnings of $459,000, or $0.09 per share, in the first quarter of 2003. Total operating revenues for the first quarter of 2004 were $11.5 million compared with $6.2 million in the first quarter a year ago.

         For the first quarter of 2004, total revenues from hotel operations were $1.4 million compared with $787,000 in the first quarter of 2003. Revenue per available room (RevPAR) for the three hotels included in continuing operations was $33.58 in the first quarter of 2004 compared with $28.55 in the first quarter of last year. The three hotels include two AmeriSuites hotels and one GuestHouse Inn.

         The Company transferred five hotels in the fourth quarter of 2002, eight hotels were sold in 2002 and 2003, and three hotels are currently held for sale. The effects of these sixteen hotels are reflected in discontinued operations.

         The first quarter of 2003 included $5.3 million in lease abandonment income, $595,000 of gains on the sale of properties, and $283,000 of gains from the early extinguishments of debt. Without these contributions to earnings, the first quarter of 2003 would have reflected a loss from continuing operations of $4.2 million compared with the loss from continuing operations of $1.3 million in the first quarter of this year. The first quarter of last year also included a loss from the disposal of properties, included in discontinued operations. Without these four non-recurring items, the first quarter of 2003 would have reflected a net loss of $4.0 million compared with the net loss of $1.1 million in the first quarter of this year.

         Leon Moore, chief executive officer of ShoLodge, said, "Since the acquisition of the exclusive franchising rights for the GuestHouse Inns & Suites hotel brand two years ago, we have been converting both Company-owned and franchised Shoney's Inns & Suites to the GuestHouse brand. As a result, we now have more hotels with the same brand name, giving us a stronger presence in the marketplace and


SHOLODGE, INC.
130 Maple Drive North
Hendersonville, Tennessee 37075
Phone (615) 264-8000
Fax   (615) 264-3497

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Page 2
June 2, 2004

allowing more effective use of advertising dollars. We believe the GuestHouse name suggests warm hospitality and is being well received. We also continue to increase the number of hotels and resort properties served by InnLink, our proprietary reservation center. As of the end of the first quarter of 2004, InnLink served a total of 941 lodging facilities as compared with 685 lodging facilities a year earlier. In addition to the Company's increased franchising efforts and continued expansion of our reservation services, we intend to continue to utilize our construction and development expertise as opportunities arise."

         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

                                 SHOLODGE, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)

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


                                                             16 WEEKS ENDED
                                                        ------------------------
                                                        APRIL 18,      APRIL 20,
                                                          2004           2003
                                                        ---------      ---------
Total operating revenues                                $ 11,494        $  6,165

Hotel operating revenues                                $  1,356        $    787

Net (loss) earnings                                     $ (1,075)       $    459
                                                        ========        ========

Net (loss) earnings per common share:
    Basic                                               $  (0.22)       $   0.09
                                                        ========        ========
    Diluted                                             $  (0.22)       $   0.09
                                                        ========        ========

Average shares outstanding:
    Basic                                                  5,006           5,119
    Diluted                                                5,006           5,119

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                                      -END-



SHOLODGE, INC.
130 Maple Drive North
Hendersonville, Tennessee 37075
Phone (615) 264-8000
Fax   (615) 264-3497